Exhibit 10.5

                                 PROMISSORY NOTE
$ 150,000.00                                                 SEPTEMBER 28, 2004

FOR VALUE RECEIVED, Reed's Inc. , a Delaware Corporation ("Borrower"), promises to pay to the order of BAY BUSINESS CREDIT, a California Corporation, at the place from time to time designated by the holder hereof, the principal sum of One Hundred and Fifty Thousand Dollars and no cents ($150,000.00) together with interest thereon at the times and at the rate specified herein.

Principal of this Note shall bear interest until payment in full (computed on the decreasing balance of the principal sum and on the basis of a three hundred sixty (360) day year) at Comerica Bank-California prime plus "prime rate") as from 10 %. Should there be any change in the so-called reference rate (sometimes known as time to time announced by Comerica Bank-California, or such other rate as Comerica Bank-California may substitute therefore from the rate on the date of this agreement, the rate of interest charged to us shall be changed by a like amount. The rate of interest charged to us shall not however at any time be less than 12% per annum.

Principal and interest of this Note shall be paid in installments as follows:

      All interest shall be paid monthly and shall be due commencing on June 1, 2003 and continuing thereafter on the first of each month. Principal shall be payable in installments of Four Thousand Dollars ($ 4,000.00 ) starting on November 1, 2004 and continuing on the first of each month until paid in full.

Interest charges and any other charges provided for herein may be added when due to the principal amount and shall thereafter be subject to interest charges. A written statement of the interest accrued and due on the aforementioned monthly basis shall be made by the holder hereof and sent to Borrower for each month during the term of this obligation. Payment shall be made by Borrower within ten
(10) days of receipt of each written statement, or on the lst day of each respective calendar month, which ever first occurs. Payments not timely received by the holder hereof shall be assessed a late charge equal to ten percent (10%) of the installment due under the written statement sent for said payment. This charge is the result of a reasonable effort by Borrower and holder hereof to estimate the additional cost to the holder resulting from the Borrower's failure to make timely payments under the Note, and Borrower agrees that this charge shall be presumed to be the amount of damage sustained by the holder, since it is extremely difficult to determine the actual amount required to reimburse the holder for such damage.

The occurrence of any of the following events shall, at the option of the holder of this Note, make all sums of interest and principal under this Note immediately due and payable without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, all of which are waived by Borrower:

      Failure to make any payment when due of any part or installment of interest or principal. Any default in any other agreement between Borrower and Bay Business Credit.

This Note is secured by various security agreements given by the maker to Bay Business Credit on May 29, 2003. Borrower agrees to pay all costs of collection including reasonable attorney's fees.

                                        Reed's Inc.


                                        /s/ Christopher Reed
                                        ----------------------------------------
                                        Christopher Reed, President

Los Angeles,   CA